Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Corporation”), hereby certifies that:

FIRST: The First Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) hereby is amended by striking in its entirety Section 4.1 and by inserting in lieu thereof the following:

“4.1 Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue shall be one hundred fifty-two million four hundred fifty-five thousand (152,455,000), one hundred fifty million (150,000,000) of which shall be shares of common stock (“Common Stock”), par value $.01 per share, four hundred fifty-five thousand (455,000) of which shall be shares of convertible preferred stock (“Series A Preferred Stock”), par value $.01 per share and having such rights, designations, preferences and limitations as set forth in Section 4.2 hereof, and two million (2,000,000) of which shall be shares of preferred stock, par value $.01 per share and having such rights, designations, preferences and limitations and such series and such number as designated by the board of directors of the Corporation pursuant to the authority expressly granted hereby to the board of directors to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of certain series and number thereof which are permitted by Section 151 of the General Corporation Laws of the State of Delaware (or any successor provision thereto) in respect of any class or classes of stock or any series of any class of stock of the Corporation.”

SECOND: The board of directors of the Corporation duly adopted resolutions proposing and declaring advisable the adoption of the foregoing amendment to the Certificate in accordance with the bylaws of the Corporation and Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The stockholders of the Corporation duly approved the foregoing amendment to the Certificate in accordance with the bylaws of the Corporation and Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to First Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated to be executed as of this 11th day of July, 2000.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
David P. Slotkin, Secretary